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                                                                   EXHIBIT 10.4

             AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT

  This Amended and Restated Incentive Compensation Agreement, dated as of March 22, 1996 (this "Agreement"), is entered into between Buckeye Management Company, a Delaware corporation (the "General Partner"), and Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership").

  Whereas, the General Partner, the Partnership and American Financial Group, Inc., previously known as The Penn Central Corporation ("AFG") have entered into a Distribution Support, Incentive Compensation and APU Redemption Agreement, dated as of December 15, 1986, as amended as of July 18, 1995 (the "Agreement");

  Whereas, Pennsylvania Company, a wholly owned subsidiary of AFG and the owner of all of the outstanding shares of capital stock of the General Partner (the "Shares"), has agreed to sell the Shares to BMC Acquisition Company, a company to be owned by certain investors including management of the General Partner and an employee stock ownership plan (the "ESOP") for the benefit of the employees of the General Partner and its subsidiary;

  Whereas, Section 5.8 of the Agreement provides that the Agreement may be amended only after complying with Section 17.4(a) of the Amended and Restated Agreement of Limited Partnership dated as of December 15, 1986, as amended (the "Partnership Agreement"), which provides that, without the prior approval of a two-thirds interest of the limited partners of the Partnership, the General Partner shall not amend the Agreement, unless such amendment does not, in the good faith opinion of the General Partner, adversely affect the limited partners of the Partnership (the "Limited Partners") in any material respect;

  Whereas, the Board of Directors of the General Partner, on behalf of the General Partner, and a special committee of disinterested directors of the Board of Directors of the General Partner (the "Special Committee"), on behalf of the Partnership, have approved the amendment and restatement of the Agreement in accordance with the terms and conditions set forth below; and

  Whereas, the Special Committee has further determined that this amended and restated Agreement does not adversely affect the Limited Partners in any material respect.

  The parties hereto hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  Set forth below are definitions of certain capitalized terms used in this Agreement. These definitions are intended to restate the definitions for such terms in the Partnership's Prospectus, dated December 16, 1986 (the "Prospectus"), relating to the initial offering and sale of 12,000,000 LP Units representing limited partnership interests. All capitalized terms used herein and not otherwise defined herein shall have the meanings provided therefor in the Partnership Agreement.

  1.1 "Aggregate Target Quarterly Amount" means the Target Quarterly Amount per LP Unit times the number of Units outstanding.

  1.2 "Aggregate Target Special Distribution Amount" means the Target Special Distribution Amount times the number of Units outstanding.
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  1.3 "Available Cash" for any quarter means the Partnership's consolidated cash receipts during such quarter (including, for this purpose, amounts retained as described in clause (b) below during prior quarters and determined by the General Partner, in its sole discretion, to no longer be required to be so retained) less (a) its consolidated cash expenditures during such quarter (other than distributions of Available Cash for the prior quarter and expenditures of amounts received in prior quarters) and (b) such retentions
(i) for working capital, anticipated cash expenditures (including capital expenditures and debt service) and contingencies as the General Partner, in its sole discretion, deems appropriate or (ii) as are required by the terms of the Mortgage Note Indenture.

  1.4 "IPO Price" is $20.00 per LP Unit.

  1.5 "Manager" means Buckeye Pipe Line Company, a wholly-owned subsidiary of the General Partner.

  1.6 "Pipe Line Partnership" means the limited partnership subsidiaries of the Partnership, collectively.

  1.7 "Quarterly Cash To Be Distributed" for any quarter means the Available Cash for such quarter (excluding cash to be distributed in a Special Distribution) less retentions of Available Cash necessary to pay the General Partner incentive compensation pursuant to this Agreement.

  1.8 "Special Cash To Be Distributed" means the cash or fair market value of securities to be distributed in a Special Distribution.

  1.9 "Special Distribution" means any special cash distribution to Unitholders in excess of $10 million from the proceeds of a financing, sale of assets or disposition (or a series of related financings, sales of assets or dispositions) or a special distribution of marketable securities with a fair market value in excess of $10 million.

  1.10 "Target Quarterly Amount" is $.65 per quarter.

  1.11 "Target Special Distribution Amount" means the amount which, together with all amounts distributed per LP Unit prior to the Special Distribution compounded quarterly from the respective dates of distribution to the date of such Special Distribution at the Target Rate, would equal the IPO Price compounded quarterly at the Target Rate from December 23, 1986 to the date of such Special Distribution.

  1.12 "Target Rate" is 13% per annum.

                                  ARTICLE II

                       Incentive Compensation Agreement

  2.1 Quarterly Incentive Compensation. If Quarterly Cash To Be Distributed for any calendar quarter exceeds the Aggregate Target Quarterly Amount, the Partnership shall, subject to Section 2.3, pay the General Partner incentive compensation equal to the sum of (a) 25% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.65 per LP Unit and (ii) is not more than $.70 per LP Unit; (b) 30% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.70 per LP Unit and (ii) does not exceed $.80 per LP Unit; (c) 40% of the portion of the Quarterly Cash To Be Distributed which (i) exceeds $.80 per LP Unit per quarter and (ii) does not exceed $.90 per LP Unit; and (d) 50% of the portion of the Quarterly Cash To Be Distributed which exceeds $.90 per LP Unit per quarter.

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  2.2 Special Distribution Incentive Compensation. If the Special Cash To Be
Distributed in a Special Distribution exceeds the Aggregate Target Special Distribution Amount for such Special Distribution, the Partnership shall, subject to Section 2.3, pay the General Partner, out of Special Cash To Be Distributed, incentive compensation equal to (a) 15% of the portion of the Special Cash To Be Distributed which (i) exceeds 100% of the Aggregate Target Special Distribution Amount and (ii) is not more than 115% of the Aggregate Target Special Distribution Amount, plus (b) 25% of the amount (if any) by which the Special Cash To Be Distributed exceeds 115% of the Aggregate Target Special Distribution Amount.

  2.3 Limitation on Incentive Compensation. The General Partner shall not be entitled to incentive compensation at any time pursuant to Section 2.1 and 2.2 to the extent that the aggregate incentive compensation payments and distributions made by the Partnership or the Pipeline Partnership to the General Partner or the Manager after the closing of the offering made by the Prospectus would exceed 10% of the sum of (a) the total distributions made by the Partnership or the Pipeline Partnership to Unitholders and to the Manager as general partner of the Operating Partnership and (b) the total incentive compensation payments made to the General Partner pursuant to Sections 2.1 and 2.2.

  2.4 Termination Upon Removal of General Partner. The agreement contained in this Article II shall terminate if the General Partner is removed as general partner of the Partnership pursuant to the Partnership Agreement, effective upon the date of such removal. However, the value of the right to receive incentive compensation as provided in this Article II shall be included in determining the fair market value of the GP Units pursuant to Section 13.2 of the Partnership Agreement.

                                  ARTICLE III

                                 Miscellaneous

  3.1 Headings. All article or section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

  3.2 Binding Effect; Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

  3.3 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

  3.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

  3.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

  3.6 Amendment. This Agreement may be amended only after complying with
Section 17.4(a) of the Partnership Agreement.

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  In Witness Whereof, this Amended and Restated Incentive Compensation
Agreement has been duly executed by the parties hereto as of the date first above written.

                                          Buckeye Management Company

                                                   /s/ C. Richard Wilson
                                          By: _________________________________

                                          Buckeye Partners, L.P.

                                          By: Buckeye Management Company, as
                                              General Partner

                                                   /s/ Ernest R. Varalli
                                          By: _________________________________

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